Aflac Incorporated 2010 Form 10-K

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aflac Incorporated:

We consent to incorporation by reference in registration statement Nos. 333-159111 and 333-155678 on Form S-3, and Nos. 333-161269, 333-135327, 333-158969, 333-135324, 333-27883, and 333-115105 on Form S-8 of Aflac Incorporated of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of earnings, shareholders’ equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Aflac Incorporated.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of evaluating consolidation of variable interest entities (VIEs) and qualified special purpose entities (QSPEs) due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB), effective January 1, 2010. Also as discussed in Note 1, the Company changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, effective January 1, 2009.

Atlanta, Georgia

February 25, 2011